Exhibit 99

Public Relations:  Bryan Oakley
Telephone:  713/267-0023

Investor Relations:  Scott Lamb
Telephone:  713/267-3826
                                                October 17, 1996


      KAISER ALUMINUM & CHEMICAL CORPORATION PRICES 144A OFFERING OF
                    $175 MILLION OF 10-7/8% SENIOR NOTES

          HOUSTON, Texas, October 17, 1996 -- Kaiser Aluminum & Chemical Corporation (KACC), the operating subsidiary of Kaiser Aluminum Corporation
(KAC), announced that it has priced its Rule 144A offering of $175 million principal amount of 10-7/8% Senior Notes due 2006 at 99.5% of their principal amount to yield 10.96% to maturity. The notes are non-callable for five years. KACC expects to close the sale of the notes on October 23, 1996.

          The Senior Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          KACC is one of the world's leading producers of alumina, primary aluminum, and semi-fabricated aluminum products, and is a major supplier of alumina and primary aluminum in the domestic and international markets. It is a wholly owned subsidiary of KAC (NYSE:KLU). MAXXAM Inc. (ASE:MXM) holds approximately 62 percent of KAC on a fully diluted basis.


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